UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a – 6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Cadence Financial Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 4, 2007

Dear Fellow Shareholders:

We cordially invite you to attend the 2007 annual meeting of shareholders of Cadence Financial Corporation. The annual meeting will be held beginning at 10:00 a.m., local time, on Tuesday, May 8, 2007, at Cadence Bank, Columbus Banking Center, 803 Main Street, Columbus, Mississippi. The formal notice of the annual meeting appears on the next page.

The annual meeting has been called for the following purposes: (1) to elect seventeen directors of Cadence Financial Corporation to serve until the 2008 annual meeting of shareholders or their successors are elected and qualified; and (2) to transact such other business as may properly come before the annual meeting or any adjournment thereof.

We hope that you will be able to attend the annual meeting. Whether or not you plan to attend, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope. You may also submit a proxy by telephone or via the Internet, should you prefer. Your board of directors recommends a vote “FOR” the election of the persons named in proxy statement as nominees for director.

We are gratified by your continued interest in Cadence Financial Corporation and are pleased that so many of you have voted your shares in the past. We look forward to seeing you at the annual meeting.

Sincerely yours,

Lewis F. Mallory, Jr.

Chairman of the Board and

Chief Executive Officer

CADENCE FINANCIAL CORPORATION

301 East Main Street

Starkville, Mississippi 39759

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2007

Notice is hereby given that the annual meeting of shareholders of Cadence Financial Corporation will be held beginning at 10:00 a.m., local time, on Tuesday, May 8, 2007, at Cadence Bank, Columbus Banking Center, 803 Main Street, Columbus, Mississippi. The annual meeting has been called for the following purposes:

•	to elect 17 directors of Cadence Financial Corporation, to serve until the 2008 annual meeting or until their successors are duly elected and qualified; and

•	to transact such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on Monday March 26, 2007 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Regardless of whether or not you plan to attend the meeting, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as promptly as possible. You may also submit a proxy by telephone or via the Internet by following the instructions attached to the proxy card. You may revoke your proxy at any time before it is voted at the annual meeting by sending in a replacement proxy or by voting in person at the meeting.

By Order of the Board of Directors,

Hunter M. Gholson

Secretary

April 4, 2007

CADENCE FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 8, 2007

Introduction

This proxy statement is furnished to the shareholders of Cadence Financial Corporation, in connection with the solicitation of proxies on behalf of the board of directors for use at the 2007 annual meeting of shareholders to be held at 10:00 a.m., local time, on Tuesday, May 8, 2007, at Cadence Bank, Columbus Banking Center, 803 Main Street, Columbus Mississippi. The company’s telephone number is (662) 323-1341.

This proxy statement, the accompanying proxy card and the notice of annual meeting are first being distributed to shareholders on or about April 4, 2007.

At the meeting, shareholders will have the opportunity to consider and vote upon:

•	the election of 17 directors to serve until the 2008 annual meeting; and

•	any other matter that may properly come before the annual meeting or any adjournments thereof.

The board of directors has fixed the close of business on Monday, March 26, 2007 as the record date for the annual meeting. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. As of March 26, 2007, there were 11,894,932 shares of the company’s common stock outstanding. The company has no other outstanding class of securities. The deadline for proxies to be received is 11:59 P.M., eastern daylight time, on May 7, 2007.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. You may also vote by telephone or via the Internet. Please see the instructions attached to the proxy card.

Solicitation and Revocation of Proxies

The company is soliciting your shareholder proxy. The company intends to solicit proxies by mail, but it may also use telephonic and other electronic means of solicitation. As part of its solicitation, the company encourages its directors, officers and employees to solicit shareholder proxies. However, the company does not engage any of its directors, officers or employees specifically to solicit proxies and pays no additional compensation for solicitation. The company’s stock transfer agent, Computershare Shareholder Services, Inc., will assist in the solicitation of proxies from brokers and nominees of shareholders.

If a properly signed and dated proxy card is returned with voting instructions in time, the shares represented by the proxy will be voted in accordance with those instructions. If a properly signed and dated proxy card is returned without instructions, the shares represented by that card will be voted “FOR” the election of the nominees for director named herein, as recommended by the company’s board of directors. Your proxy also gives your proxies the discretionary authority to vote your shares on any other matter that is properly presented at the annual meeting. The board of directors is not aware of any other matter to be presented at the meeting other than those specifically discussed in this proxy.

If you have delivered a proxy for the annual meeting, you may revoke it any time before it is voted by attending the meeting and voting in person, giving written notice revoking your proxy to the corporate secretary prior to the date of the annual meeting, or by submitting a new proxy before the meeting.

The company will bear the total cost of soliciting proxies from its shareholders. The company estimates Computershare’s fees for broker and shareholder nominee solicitation will not exceed $25,000, plus out-of-pocket costs and expenses. The company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. The company will make a list of all shareholders as of the record date available at the annual meeting.

Quorum

A majority of the votes entitled to be cast at the annual meeting constitutes a quorum. A share, once represented for any purpose at the annual meeting, is deemed present for purposes of determining a quorum for the remainder of the annual meeting. This is true even if the shareholder abstains from voting with respect to any matter brought before the annual meeting.

Each share of the company’s common stock outstanding on March 26, 2007 entitles its holder to one vote on any proposal that may properly come before the annual meeting.

As of February 28, 2007, the directors and executive officers of the company beneficially owned a total of 1,245,559 shares or approximately 10.6% of the outstanding shares of the company’s common stock. These individuals have indicated that they will vote for each of the individuals nominated for director by the board of directors listed in the “Notice of Annual Meeting of Shareholders”.

Brokers and other nominee holders do not have the power to vote shares held by them in the election of directors or any other proposals unless the beneficial owner of the shares directs them to vote on such matters. Broker non-votes will not be counted as votes cast for purposes of determining the total number of votes cast on any proposal or particular item that comes before the annual meeting, and as such will have no effect on any proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the annual meeting, shareholders will elect 17 directors, who will serve until the 2008 annual meeting of shareholders or their successors are elected and qualified. The board of directors has nominated the 17 persons listed on the proxy card, each of whom is currently a director of the company.

Voting

Shareholders may vote “for” or “withhold” from voting for each nominee. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If a shareholder returns a properly signed and dated proxy card, but does not indicate a vote or withhold for one or more nominee on the card, the proxy holders will vote all shares represented by proxy “FOR” the nominee or nominees. Otherwise, the signed proxy card will be voted as indicated on the card.

If one or more of the nominees becomes unwilling or unable to serve as a director prior to the annual meeting (an event that the company does not anticipate), the board of directors will name a replacement candidate or candidates. The proxy holders will vote “FOR” the replacement candidate or candidates. The proxy includes this discretionary authority.

Nominees

The following table provides information about the 17 nominees. Unless otherwise indicated, each nominee has engaged in the principal occupation listed for at least five years.

Name	Age	Director Since	Principal Occupation

Mark A. Abernathy (1)(6)(7)	50	1994	President and Chief Operating Officer, Cadence Bank, N. A. and the company

David Byars (2)(7)	53	1998	President, Byars Furniture and David Byars Properties

Robert S. Caldwell, Jr. (2)(6)	65	1999	President, Caldwell Furniture & Properties and Brownwell Realty

Robert L. Calvert, III (1)(3)(4)(5)	67	1999	President, Calvert Spalding Engineers, Inc.

Robert A. Cunningham (1)(2)(4)(5)(6)	61	1990	Managing Partner, Valley Farm, a farming, timber and gravel business

J. Nutie Dowdle (1)(3)(4)(5)	63	1990	Chairman of the Board of Dowdle Enterprises

Gregory M. Duckett (4)	47	2005	Senior Vice President and Corporate Counsel, Baptist Memorial Health Care

H. R. Foxworthy (1)(5)(6)	74	2006	Retired

Name	Age	Director Since	Principal Occupation

James C. Galloway, Jr. (1)(5)	54	1997	President, Galloway-Chandler-McKinney Insurance Agency, Inc.

Hunter M. Gholson (1)(5)(7)(9)	74	1974	Partner, Gholson, Hicks & Nichols

James D. Graham (2)(3)(7)	57	2001	President, Grayco, Inc., a commercial real estate company

Clifton S. Hunt (1)	49	2005	President, Standard Construction Company, Inc.

Dan R. Lee (2)(3)	59	2004	Chairman, President and CEO, Microtek Medical Holdings, Inc., a manufacturer and distributor of medical products

Lewis F. Mallory, Jr. (1)(5)(6)(7)	64	1969	Chairman of the Board and Chief Executive Officer of the company and Cadence Bank, N.A., one of the company’s wholly-owned subsidiaries

Allen B. Puckett, III (1)(3)(4)(5)	56	1987	President & CEO, Columbus Brick Corporation

Sammy J. Smith (6)(7)(8)	67	1977	President, Smith & Byars Men’s Clothing,

H. Stokes Smith (2)(3)(7)(8)	70	1999	National Sales Manager, The Westmount Corporation, a distributing company

(1)	Member of Executive Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Member of Capital Planning Committee
(6)	Member of Compliance Committee
(7)	Member of Trust Investment Committee
(8)	Mr. Sammy J. Smith and Mr. H. Stokes Smith are brothers
(9)	Secretary of the Board

CORPORATE GOVERNANCE

Meetings of the Board and Committees

Board of Directors. During 2006, the company’s board of directors met on the third Wednesday of each month, except during June, when the company held the annual shareholders’ meeting. In 2006, the board held 11 regular and seven special meetings. Each of the company’s directors attended at least 75% of the regular and special meetings of the board of directors and of the committees of the board of directors on which the director served, except for Gregory M. Duckett, who attended 65% of the meetings; H. R. Foxworthy, who attended 63% of the meetings; and Allen B. Puckett, III, who attended 73% of the meetings. Mr. Duckett was not able to attend the missed meetings due to business and certain state associations commitments that he had to attend. Mr. Duckett informed the Chairman in advance of missing a meeting. Mr. Foxworthy came on the board and the executive committee in October and had only a limited opportunity to attend meetings during 2006. Mr. Foxworthy informed the board prior to accepting the position on the board that he would not be able to attend the November board and executive committee meetings. Mr. Puckett had prior commitments that kept him for being available for several of the special meetings that were required during 2006 due to the acquisition activity and the secondary offering. He also informed the Chairman, in advance, when he was not able to attend. Mr. Puckett attended 80% of the regularly scheduled meetings. The company’s directors discharge their responsibilities throughout the year, not only at such board of directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to the company.

The company’s directors are encouraged to attend the annual meeting of shareholders if their schedules permit, but the company does not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of the shareholders held in 2006.

Committees. The board of directors has established various standing committees, including the executive committee, the audit committee, the nominating and corporate governance committee, the capital planning committee, the compliance committee, the compensation committee and the trust investment committee. These committees generally meet monthly or quarterly and hold special meetings when a need arises. During 2006, the executive committee met 10 times, the audit committee met six times, the nominating and corporate governance committee met two times, the capital planning committee met five times, the corporate compliance committee met three times, the compensation committee met two times, and the trust investment committee met four times. There currently are no other standing executive or other committees of the board of directors, or committees performing similar functions. The board of directors has determined that each of David Byars, Robert S. Caldwell, Jr., Robert L. Calvert, III, Robert A. Cunningham, J. Nutie Dowdle, Gregory M. Duckett, H. R. Foxworthy, James D. Graham, Clifton S. Hunt, Dan R. Lee, Allen B. Puckett, III, Sammy J. Smith and H. Stokes Smith satisfies the definition of an “independent” director as established in the NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission.

Audit Committee. The audit committee acts on behalf of the board of directors in reviewing the financial statements of the company and overseeing the relationship between the company and its independent auditor. In addition to monitoring the scope and results of audit and non-audit services rendered by the independent auditor, the committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. A more complete description of the audit committee’s functions is provided in its charter which is available on the company’s internet website in the “Corporate Governance” section under “Investor Relations” at www.cadencebanking.com. The board of directors has determined that Dan R. Lee qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission.

Compensation Committee. The compensation committee has the responsibility to make recommendations to the board of directors regarding the compensation and benefits of the company’s executive officers and directors and the establishment and administration of the company’s executive compensation program. A more complete description of the compensation committee’s functions is provided in its charter, a copy of which is available on the company’s internet website in the “Corporate Governance” section under “Investor Relations” at www.cadencebanking.com.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is responsible for the director nomination process (including evaluating and recommending director nominees and board of directors committee appointments), development and recommendation of a set of corporate governance principles applicable to the company, and addressing other corporate governance issues for the board of directors.

The committee believes that the board of directors should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to the company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to the company’s business. In accordance with its charter, the committee has established the criteria for board of directors membership, which include knowledge of the banking industry; experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; such other professional experience that the committee determines to qualify an individual for board of directors service; relationships with customers and potential customers; service on other public company boards; the candidate’s age at the time of election; and, for continuing directors, an affirmative commitment every three years of a continued desire to serve on the board. In addition, the committee makes every effort to ensure that the board of directors and its committees include at least the minimum number of required independent directors, as that term is defined by applicable standards of the NASDAQ and rules and regulations of the Securities Exchange Commission. In determining whether a director should be retained and stand for re-election, the committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors.

The company’s bylaws provide that a director must be a shareholder of the company, and may not be under the age of 21 or over 75 years of age at the time of the shareholders’ meeting at which he or she is elected. The board of directors has established a maximum retirement age of 75 and requires directors to retire from the board in the month they reach 75. In addition, directors may not serve as attorney for any other financial institution or bank or savings and loan holding company, and may not be a member of the board of directors of any other financial institution or bank or savings and loan holding company if such service is prohibited by laws or regulations applicable to depository institutions.

The committee identifies and reviews candidates for director and conducts the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates. The committee may identify director candidates from submissions by committee members or company employees or agents working for the committee. In addition, the committee has established procedures for consideration of any candidate for director submitted by shareholders, as follows:

•

Timely submission of the name of the director candidate, together with appropriate biographical information and a signed representation by the candidate to timely provide all information requested by the company as part of its disclosures in regard to the solicitation of proxies for the election of directors, should be submitted to the company’s secretary at the company’s principal executive offices at 301 East Main Street, Starkville, Mississippi 39759.

•

The deadline for submission of the director candidate is no later than 90 days prior to the month and day that the proxy materials regarding the last election of the company’s directors were mailed to shareholders.

•

The biographical information submitted must include the candidate’s full name, age and date of birth, educational background, a list of business experience and positions held for the preceding five years, and home and office addresses and telephone numbers.

•	The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person, and the candidate must be present in person at such meeting.

A more complete description of the committee’s functions is provided in its charter and procedures, copies of which are available on the company’s internet website in the “Corporate Governance” section under “Investor Relations” at www.cadencebanking.com. Also, see “Proposals of Shareholders” for a discussion of the provision of the company’s bylaws applicable to shareholder nominations.

Paper Copies of Charters

Any shareholder desiring a paper copy of any of these charters may obtain one by making a written request to the company’s secretary at the company’s principal executive offices at 301 East Main Street, Starkville, Mississippi 39759, Attention: Corporate Secretary.

Code of Ethics

We have adopted a Code of Ethics for directors, officers and employees including the company’s principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of this Code of Ethics is available on the company’s internet website in the “Corporate Governance” section under “Investor Relations” at www.cadencebanking.com. Any substantive amendments to this Code of Ethics or any waivers granted for any director and the company’s principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions will be disclosed in a report on Form 8-K filed with the SEC.

See “Compensation Committee Report” for a description of the functions performed by the compensation committee, and see “Audit Committee Report” for a description of the functions performed by the audit committee.

Compensation of Directors

During 2006, each non-employee director of the company received a $14,400 retainer and $900 for attendance at each meeting of a committee of the board of directors of which he was a member. The secretary of the board received an additional retainer of $5,000, and each member of the executive committee received an additional retainer of $12,000. With the exception of Mr. James C. Galloway, Jr., directors who are employees of the company are not compensated for serving on the board of directors or any of its constituent committees. Mr. Galloway, President of Galloway-Chandler-McKinney Insurance Agency, Inc., a wholly owned subsidiary of Cadence Bank, N. A., a wholly owned subsidiary of the company, received the same compensation as outside directors.

The following table sets forth a summary of the compensation the company paid to its directors in 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
David C. Byars	$21,600	$—	$—	$—	$—	$—	$21,600
Robert S. Caldwell, Jr.	$29,000	$—	$—	$—	$—	$—	$29,000
Robert L. Calvert, Jr.	$33,600	$—	$—	$—	$—	$—	$33,600
Robert A. Cunningham	$41,000	$—	$—	$—	$—	$—	$41,000
J. Nutie Dowdle	$36,500	$—	$—	$—	$—	$—	$36,500
Gregory M. Duckett	$17,100	$—	$—	$—	$—	$—	$17,100
H. R. Foxworthy	$6,600	$—	$—	$—	$—	$—	$6,600
James C. Galloway, Jr.	$31,700	$—	$—	$10,757	$3,846	$444,914	$491,217
Hunter M. Gholson	$39,700	$—	$—	$—	$—	$—	$39,700
James D. Graham	$22,500	$—	$—	$—	$—	$—	$22,500
Clifton S. Hunt	$28,200	$—	$—	$—	$—	$—	$28,200
Dan R. Lee	$18,900	$—	$—	$—	$—	$—	$18,900
Allen B. Puckett, Jr.	$35,600	$—	$—	$—	$—	$—	$35,600
H. Stokes Smith	$23,400	$—	$—	$—	$—	$—	$23,400
Sammy J. Smith	$19,800	$—	$—	$—	$—	$—	$19,800

(1)

The amounts paid to James C. Galloway, Jr., result from Mr. Galloway serving as President of Galloway-Chandler-McKinney Insurance Agency, Inc., a wholly-owned subsidiary of Cadence Bank, N.A., a wholly-owned subsidiary of the company. The components of column (g), “All Other Compensation,” are as follows:

Base salary	$58,000
Commission on insurance sales	$370,206
Corporation’s contribution to defined contribution plan	$1,740
Corporation’s matching contribution to 401(k) plan	$9,900
Premiums on supplemental life insurance	$5,068

Mr. Galloway’s perquisites were valued at less than $10,000.

Presiding Director

As indicated above, the non-management directors meet in executive session at least annually. The non-management directors selected Allen B. Puckett, III to preside over such meetings during 2006. The company’s website posts information on the manner in which Mr. Puckett may be contacted by shareholders.

Stock Ownership of Directors, Officers and Principal Shareholders

The table below shows, as of February 28, 2007, the number of shares of the company’s common stock beneficially owned by each person or entity known by the company to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director and nominee, all executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

Name	Number of Shares Beneficially Owned(A)	Percentage Ownership(B)	Options Exercisable Within 60 Days(C)
Mark A. Abernathy (1)	21,706	*	39,999
David C. Byars (2)	22,295	*	—
Robert S. Caldwell, Jr.	55,151	*	—
Robert L. Calvert, Jr. (3)	162,414	1.4%	—
Robert A. Cunningham (4)	115,229	*	—
J. Nutie Dowdle	160,867	1.4%	—
Gregory M. Duckett	1,000	*	—
H. R. Foxworthy	60,127	*	—
James C. Galloway, Jr. (5)	100,469	*	—
Hunter M. Gholson (6)	79,597	*	—
James D. Graham (7)	65,799	*	—
Clifton S. Hunt (8)	16,750	*	13,013
Dan R. Lee	2,200	*	—
Lewis F. Mallory, Jr. (9)	142,451	1.2%	99,999
Allen B. Puckett, Jr. (10)	183,557	1.5%	—
H. Stokes Smith (11)	40,185	*	—
Sammy J. Smith	9,968	*	—
Richard T. Haston (12)	9,181	*	25,999
John R. Davis (13)	5,579	*	13,998
Shane C. Williams (14)	34	*	—

Directors and Executive Officers as a Group (20 persons)	1,254,559	10.6%	193,008

(A)

Includes shares as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) under the Securities Exchange Act of 1934.

(B)	Based upon 11,888,932 shares of common stock outstanding.

(C)	Options to acquire the company’s common stock were granted in 2001, 2002 and 2004. All options shown in this column are vested and exercisable within 60 days.

(1)

Includes 695 shares held by the company’s employee stock ownership plan with respect to which Mr. Abernathy has voting power and 2,898 shares held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Abernathy has both voting and investment authority. Also includes 4,702 shares held in trust for the benefit of his wife, as to which he disclaims beneficial ownership.

(2)

Includes 2,882 shares owned by Mr. Byars’ wife, 7,633 shares held through a 401(k) plan, 266 shares held in a business investment account, 778 shares held by family exempt trust, 1,333 held by a marital income trust, 600 shares held in trust for the children of a friend, and 200 shares held for the benefit of his wife, over all of which Mr. Byars exercised investment and voting control. Also includes 1,337 shares held in trust for his mother, over which Mr. Byars serves as trustee and exercises investment and voting control.

(3)	Includes 40,712 shares held by two companies over which Mr. Calvert has sole investment and voting control and 1,561 shares owned by Mr. Calvert’s wife, as to which he disclaims beneficial ownership.

(4)

Includes 18,577 shares held in a trust with respect to which Mr. Cunningham has shared voting and investment power and 72,730 shares owned by a partnership, as to which Mr. Cunningham has sole voting and investment power.

(5)

Includes 12 shares held by the company’s employee stock ownership plan with respect to which Mr. Galloway has voting power and 302 shares held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Galloway has both voting and investment authority.

(6)

Includes 8,000 shares held in trust and 13,426 shares held by Mr. Gholson’s wife, as to which he disclaims beneficial ownership. Also includes 2,666 shares in a limited liability corporation and 5,666 shares in trust, over which Mr. Gholson has sole voting and investment authority.

(7)	Includes 12,800 shares held in an IRA for Mr. Graham’s wife, as to which he disclaims beneficial ownership.
(8)

Includes 1,000 shares owned by a company as to which Mr. Hunt has sole voting and investment power. Also includes 4,100 shares held in an IRA for Mr. Hunt’s wife, as to which he disclaims beneficial ownership.

(9)

Includes 61,495 shares held by the company’s employee stock ownership plan with respect to which Mr. Mallory has voting power and 2,767 shares held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Mallory has both voting and investment authority.

(10)

Includes 14,557 shares owned by a corporation, over which Mr. Puckett has sole voting and investment authority. Also includes 6,000 shares owned by Mr. Puckett’s wife, as to which he disclaims beneficial ownership.

(11)	Includes 12,490 shares owned by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(12)

Includes 232 shares held by the company’s employee stock ownership plan with respect to which Mr. Haston has voting power and 2,641 held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Haston has both voting and investment authority. Also includes 350 shares held in an IRA for Mr. Haston’s wife, as to which he disclaims beneficial ownership.

(13)

Includes 2,074 shares held by the company’s employee stock ownership plan with respect to which Mr. Davis has voting power and 1,706 held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Davis has both voting and investment authority. Also includes 133 shares held in an IRA for Mr. Davis’s wife and 666 shares held in his wife’s name, to both which he disclaims beneficial ownership.

(14)	Includes 34 shares held by the company’s Salary Reduction Thrift Plan with respect to which Mr. Williams has both voting and investment authority.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The primary objectives of the company’s executive compensation program are to align management’s incentives with the long-term interests of the company and its shareholders and to attract and retain key executives necessary for growth. The compensation committee has the responsibility to make recommendations to the board of directors regarding the compensation and benefits of the company’s executive officers and directors and the establishment and administration of the company’s executive compensation program.

Each year, the committee reviews the current compensation practices of financial institutions of similar asset size. Also, the committee obtains information about comparable compensation practices from Watson Wyatt, an independent national compensation-consulting firm. Watson Wyatt has been engaged by both the company’s compensation committee and the company as a whole in separate capacities. The compensation committee has engaged Watson Wyatt to provide a competitive market survey of the company’s top five executive officer positions, and the company has engaged Watson Wyatt to provide general consulting services on compensation benchmarking and merit matrix for all other employee positions. Watson Wyatt conducts a benchmark study to assess base salary levels and total cash compensation levels. A detailed description of the benchmarking process is contained below under “Elements of Compensation.”

The chief executive officer and the human resources director make recommendations to the compensation committee on all employee positions within the company based on the report from Watson Wyatt. Additionally, the compensation committee reviews the market assessment prepared by Watson Wyatt relating to the company’s top five executive officer positions. The chief executive officer and human resources director review their recommendations with the compensation committee and generally respond to any questions from the committee. The compensation committee then meets without any officers or other employees of the company present to discuss and vote on executive and other employee compensation.

Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to a chief executive officer or to any of the four other most highly compensated officers generally cannot be deducted. The committee has determined the company’s compensation practices and policies are not currently affected by this limitation.

Elements of Compensation

The company’s executive compensation program consists of three basic components: base salary, short-term bonuses, and long-term incentives. Each component of the compensation program serves a particular purpose. Base salary and short term bonuses are primarily designed to reward current and past performance, while grants of long-term incentives are primarily designed to tie a portion of each executive’s compensation to the company’s performance. In addition, executives participate in the benefit plans and programs that are generally available to all employees of the company. The company utilizes a “market philosophy” in determining allocation between different elements of compensation. The company chooses to allocate between current and long-term elements in accordance with the norms of similarly situated companies. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components.

Base Salary

Each year, the committee reviews the base salary of each executive officer and other senior officers through the senior vice president level. In determining the appropriate level of compensation for each executive officer, the committee evaluates the executive’s performance; as it relates the company’s goals, objectives and strategic plan; reviews the compensation data from financial institution of a similar size and reviews the salary survey data developed by the independent compensation consultant. Watson Wyatt conducts a benchmark study to assess base salary levels and total cash compensation levels. The benchmark study is compiled using surveys of organizations of similar size and scope, both from the financial services industry and general industry. The study is used to generate “job grades,” showing the range of salaries for comparable companies for a given position. The midpoint of the job grade is deemed the market price for the position. The data is aged to March 1st of the current year for use in annual salary planning. Following the benchmark study, Cadence job and employee data is then analyzed for market competitiveness. Watson Wyatt develops a series of six merit matrices for the company (one for each of the company’s banking regions) that approximate the cost of merit adjustments to employees based on performance and their current place in the respective job’s pay grade.

Short-Term Bonuses

Executive officers are eligible to receive short-term bonuses under the company’s short-term bonus plan. Short-term bonuses consist of cash compensation that may be awarded annually, provided the performance goals designated each year by the committee are achieved. For 2006, the performance goals for Messrs. Mallory, Abernathy, Haston, Williams and Davis related to the company’s net operating income. The committee determined that the 2006 goals were satisfied, and bonuses were awarded under these programs as reflected in the Summary Compensation Table.

If the performance goals are met, a bonus will be paid to the chief executive officer equal to 50% of his base salary. Likewise, bonus payments for Mr. Abernathy and Mr. Haston equal to 40% of their base salaries will be paid if the performance goals are met. Mr. Davis will be paid a bonus payment equal to 35% of his base salary if the performance goals are met. Mr. Williams will receive a bonus payment equal to 30% of his base salary if the performance goals are met.

Long-Term Incentive Compensation

During 2001 and 2003, the company adopted long-term incentive plans, the purpose of which is to further link the financial performance of the company to the financial interests of its executives. During 2006, no stock options were granted under these plans. In June 2006, the company’s shareholders approved the 2006 Long-Term Incentive Compensation Plan, which was effective December 31, 2005. In adopting the 2006 Long-Term Incentive Compensation Plan, the board of directors determined to supersede and replace two prior plans: the company’s 2001 Long-Term Incentive Plan and the company’s 2003 Long-Term Incentive Compensation Plan.

The company’s executive officers are eligible to receive awards under the 2006 Long-Term Incentive Compensation Plan, which permits the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock and performance shares. During 2006, no stock or option awards were granted to executive officers under this plan.

2006 Long-Term Incentive Compensation Plan

The 2006 Long-Term Incentive Compensation Plan is administered and managed within the discretion of compensation committee of the company or, in the absence of such committee, by the board of directors. The compensation committee may delegate to a committee of one or more directors or to the company officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers. Incentives under the plan may be granted to eligible employees, director-employees and employees of certain of the company’s affiliates in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares. The company currently has 520 employees, all of whom are eligible to participate under the 2006 Long-Term Incentive Compensation Plan. There are 750,000 common shares reserved for issuance under the plan. The plan will terminate on December 31, 2015.

The compensation committee determines at the date of grant when each such award becomes vested and/or exercisable. Option awards generally vest in four years unless otherwise determined in the compensation committee’s discretion. The exercise price of stock options or stock appreciation rights granted under the 2006 Long-Term Incentive Compensation Plan may not be less than the fair market value of the common stock on the date of grant. The term of these stock option or stock appreciation rights awards may not be longer than ten years. The compensation committee may make the grant, issuance, retention and/or vesting of restricted stock awards and options contingent upon continued employment (or engagement) with the company, the passage of time, or such performance criteria and the level of achievement compared to such criteria as it deems appropriate. Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code. To the extent that an award under the 2006 Long-Term Incentive Compensation Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the board of director.

Phantom Stock Plan

The company provides a phantom stock plan whereby 11,245 units or phantom shares of company stock were assigned for the benefit of certain key employees. Under the terms of the plan, a unit or phantom share of common stock at the time of payment will be equal to the fair market value of a share of the company’s common stock plus all cash dividends paid since the adoption of the agreement. An expense was recorded at the date of the award based on the fair market value of the common stock. Any increase or decrease in the value of the common stock is recorded as an adjustment to employee benefits expense prior to payment.

Only Mr. Mallory and Mr. Abernathy participate in the phantom stock plan. No units were awarded under the phantom stock plan in 2006. As of December 31, 2006, the values of Messrs. Mallory and Abernathy’s accounts in the plan were $266,185 and $82,343, respectively, and the aggregate numbers of units credited to the accounts were 8,579.20 and 2,666.68, respectively.

Other Compensation

Executive officers are eligible to participate in all of our employee benefit plans, such as a defined benefit pension plan, a defined contribution pension plan, a 401(k) plan, and an employee stock ownership plan, medical plan, group life insurance plan, and disability plan, in each case on the same basis as other employees. Mr. Williams is ineligible to participate in the defined benefit pension plan and the employee stock ownership plan because they were closed prior to the time he became employed by the company.

Defined Benefit Pension Plan and Defined Contribution Pension Plan

Employees hired prior to January 1, 2001 participate in a noncontributory defined benefit pension plan. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be earned in the future. The annual pension cost charged to expense is actuarially determined in accordance with the provisions of FASB Statement No. 87, “Employers’ Accounting for Pensions.” The plan was amended effective January 1, 2001, to close participation in the plan. Employees hired subsequent to December 31, 2000, are not eligible to participate. Current participants continue to accrue benefits, but benefits accrued are offset by contributions to the defined contribution pension plan.

On January 1, 2001, the company and its subsidiaries adopted a defined contribution pension plan. Employer contributions are made annually equal to 3% of each participant’s base compensation. Participant accounts are 100% vested upon completion of five years of service under the plan. Under the Pension Protection Act, effective January 1, 2007, the participant accounts are 100% vested upon completion of three years of service.

The defined benefit pension plan and defined contribution pension plan are a floor offset arrangement, under which the benefits payable from the defined benefit pension plan are offset, or reduced, by amounts payable from the defined contribution pension plan. There are no reductions in benefits under this plan for social security payments. Benefits under the defined benefit pension plan are based upon a formula that takes into account average compensation and years of credited service. Average compensation is determined over the five consecutive year period in which compensation is the greatest. Compensation taken into account for the named executives is listed in the salary column of the Summary Compensation Table, subject to an annual limitation that is imposed under the Internal Revenue Code, which is $220,000 for 2006.

401(k) Plan

The company and its subsidiaries provide a deferred compensation arrangement 401(k) plan whereby employees contribute a percentage of their compensation. The 401(k) plan provides for matching contributions of fifty percent of employee contributions of six percent or less for employees with less than twenty years of service. For employees with service of twenty years or more, the matching contribution is seventy-five percent of employee contributions of six percent or less.

Employee Stock Ownership Plan

Employees participate in an employee stock ownership plan through which common stock of the company is purchased at its market price for the benefit of employees. Effective January 1, 2001, the employee stock ownership plan was amended to freeze the plan and to allow no new entrants into the plan. All participants at December 31, 2000, became 100% vested in their accounts. The employee stock ownership plan is accounted for in accordance with Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.”

Indexed Retirement Plan

The company has entered into agreements with certain senior officers to establish an indexed retirement plan. Benefit amounts are based on additional earnings from bank owned life insurance policies compared to the yield on treasury securities. Benefit payments are not guaranteed because there may not be a positive spread between the bank owned life insurance policies’ earnings and the yield on selected treasury securities. However, life insurance assets have historically generated more net earnings than treasury securities. The annual cost charged to expense and the estimated present value of the projected payments are determined in accordance with the provisions of Accounting Principles Board No. 12 relating to deferred compensation contracts.

Deferred Compensation Plan

The company provides a voluntary deferred compensation plan for certain of its executive and senior officers. Under this plan, the participants may defer up to 25% of their annual base compensation and 100% of any cash bonuses paid under the short-term bonus plan. The company may, but is not obligated to contribute to the plan. Amounts contributed to this plan are credited to a separate booking account for each participant and are subject to a risk of loss in the event of the company’s insolvency. The company made no contributions to this plan in 2006.

Compensation Policies

Effect of Accounting and Tax Treatment. Prior to January 1, 2006, the company’s stock option plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as permitted by FASB Statement No. 123, “Accounting for Stock-Based Compensation.” As such, the company did not recognize any compensation expense for stock options granted, since all stock options were priced at the fair market value of the company’s common stock on the date of grant.

In the third quarter of 2005, the compensation committee of the company’s Board of Directors reviewed the company’s stock option plans and the outstanding options. All outstanding options that were not vested were out-of-the-money and had been in that position for much of the year. In the compensation committee’s opinion, the options were not achieving their intended purposes of incentive compensation and employee retention; thus, the compensation committee recommended to the Board of Directors that all outstanding options be vested. The board of directors voted to vest all outstanding options, effective August 31, 2005. In accordance with the disclosure requirements of Statement No. 123, the expense shown for the year ended December 31, 2005 disclosed all of the remaining expense associated with the company’s outstanding options.

Effective January 1, 2006, the company adopted FASB Statement No. 123(R), “Share-Based Payment.” This Statement requires that the fair value of equity instruments exchanged for employee services, as determined on the grant date of the award, be recognized as compensation cost over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The Statement’s provisions are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date.

As all of the company’s outstanding options are fully vested, the adoption of Statement No. 123(R) will not impact the company’s future results of operations unless the Board of Directors makes additional grants under the new stock-based compensation plan adopted by shareholders at their annual meeting in June 2006. The 2006 Long-Term Incentive Compensation Plan permits the Board of Directors to award eligible employees, consultants, and directors with incentive-based and non-incentive-based compensation. The plan provides for up to 750,000 shares of the company’s stock to be reserved for issuance under the plan. As of December 31, 2006, 18,750 shares had been issued under this plan, none of which have been issued to any named executive officers.

Stock Ownership Guidelines. The board has not adopted specific stock ownership guidelines for executive officers. Under the terms of the 2006 Long-Term Incentive Compensation Plan, however, in any given year, no individual may receive incentives covering more than 20% of the aggregate number of shares which may be issued pursuant to the plan. Except as may otherwise be permitted by the Internal Revenue Code, incentive options granted to an individual during one calendar year shall be limited, such that at the time the incentive options are granted, the fair market value (as defined in the 2006 Long-Term Incentive Compensation Plan) of the common stock covered by all incentive options first exercisable in any calendar year may not, in the aggregate, exceed $100,000. The maximum performance-based incentive payment to any one individual during one performance period is 20% of the aggregate number of shares that may be issued pursuant to the 2006 Long-Term Incentive Compensation Plan, or if paid in cash, that number of shares multiplied by the fair market value of the stock as of the date the incentive is granted.

Basis for Allocation Among Incentives. Incentives under the 2006 Long-Term Incentive Compensation Plan may be granted in any one or a combination of (a) incentive options (or other statutory stock option); (b) nonstatutory stock options; (c) stock appreciation rights; (d) restricted stock; and (e) performance shares.

Specific Items of Corporate Performance. The company ties many of its performance-based incentives to specific items of performance for the company as a whole or for certain of the company’s divisions. For 2006, performance based incentives were based on the following items of corporate performance: net operating income, loan volume, asset quality and deposit volume. For a complete list of items of corporate performance that may tied to grants of performance-based incentives, see “2006 Long-Term Incentive Compensation Plan” above.

Adjustment or Recovery of Awards upon Restatement of Company Performance. The company does not have a formal policy with respect to whether executive officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under the 2006 Long-Term Incentive Compensation Plan, however, in determining the actual size of any performance-based incentives, the compensation committee may reduce or eliminate the amount of the performance-based incentives earned over the relevant period, if, in its sole and absolute discretion, such reduction or elimination is appropriate.

Additionally, at any time prior to the end of a performance period, the compensation committee may revise the performance goals and the computation of payment if unforeseen events occur that have a substantial effect on the performance of the company or an affiliate of the company and that in the judgment of the committee make the application of the performance goals unfair unless a revision is made.

Role of Executive Officers in Executive Compensation Decisions. For compensation decisions relating to executive officers (other than our chief executive officer), the chief executive officer makes recommendations for anyone serving as a senior vice president or higher. These recommendations go to the compensation committee. The compensation committee makes recommendations to the full board of directors, which bears ultimate responsibility for compensation decisions. Under the 2006 Long-Term Incentive Compensation Plan, no person who makes or participates in making an award under the plan, whether as a member of the committee, a delegate of the committee, or in any other capacity, can make or participate in making an award to himself or herself.

Chief Executive Officer Compensation

The compensation committee practices described above were used to set the compensation of Mr. Mallory, the chairman and chief executive officer of the company. Generally, the company does not believe that the chief executive officer should be paid a certain percentage of total compensation in the form of base salary. In years where performance goals are not met, the chief executive officer’s compensation will consist of substantially all base salary. Base salary and incentives are not compared on an annual basis.

Mr. Mallory’s base salary increased in 2006 from $354,000 to $371,700. In 2006, Mr. Mallory was awarded a bonus equal to 50% of his base salary, or $185,850.

Mr. Mallory also participates in a phantom stock plan. Pursuant to this plan, Mr. Mallory was awarded a designated number of units or phantom shares of the company’s common stock at the plan’s inception, which were expensed at that time. Upon Mr. Mallory’s retirement, he will receive the fair market value of each share of the company’s common stock for each phantom share of common stock plus any dividends paid since the date of the plan’s inception.

Summary Compensation

The following table sets forth the compensation for services in all capacities to the company for the fiscal year ending December 31, 2006 of the chief executive officer, the chief financial officer and the three most highly compensated executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Lewis F. Mallory, Jr.	2006	$371,700	$—	$—	$—	$185,580	$149,618	$26,710	$733,608
Chairman and Chief Executive Officer

Mark A. Abernathy	2006	$231,000	$—	$—	$—	$92,400	$31,936	$14,100	$369,436
President and Chief Operating Officer

Richard T. Haston	2006	$178,900	$—	$—	$—	$71,560	$49,176	$14,760	$314,396
Executive Vice President and Chief Financial Officer

John R. Davis	2006	$129,865	$—	$—	$—	$45,453	$22,910	$8,495	$206,723
Vice President

Shane C. Williams	2006	$134,300	$—	$—	$—	$40,290	$—	$3,054	$177,644
Vice President and Treasurer

(1)	Under Column (e), Messrs Mallory and Abernathy participate in a phantom stock plan that is equal to the value of specific shares allocated to their accounts. The value of the shares declined in 2006.

(2)

Under column (h) all named executive officers except for Mr. Williams are covered under a defined benefit pension plan and an indexed retirement plan. Under the defined benefit pension plan, the change in pension value reflects the annual aggregate change in the actuarial present value of the accumulated pension benefit for each participant. Under the indexed retirement plan, the change represents the change in the present value of the liability that has been accrued for each participant. The change of value for each participant and each plan is as follows:

Name	Defined Benefit Plan	Indexed Retirement Plan
Lewis F. Mallory, Jr.	$127,171	$22,447
Mark A. Abernathy	$21,030	$10,906
Richard T. Haston	$37,331	$11,845
John R. Davis	$21,967	$943

(3)

Column (i) includes all other compensation related to the named executive officers. These totals are composed of the company’s contributions to the defined contribution pension plan, the company’s matching contribution to the 401(k) plan and the value of life insurance premiums paid for each named executive officer. The aggregate value of all perquisites for each named executive officer was less than $10,000; therefore, no perquisites were required to be disclosed in the other compensation column. The amount and type benefit paid for each named executive officer are as follows:

Name	Defined Contribution Plan	401-K Plan	Insurance Premium
Lewis F. Mallory, Jr.	$6,600	$9,900	$10,210
Mark A. Abernathy	$6,600	$6,600	$900
Richard T. Haston	$5,367	$5,408	$3,985
John R. Davis	$3,596	$4,899	$—
Shane C. Williams	$—	$3,054	$—

2006 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to a named executive officer in 2006 under our plans.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Lewis F. Mallory, Jr.			$191,000			$—		—	—
Mark A. Abernathy			$95,000			$—		—	—
Richard T. Haston			$73,000			$—		—	—
John R. Davis			$47,000			$—		—	—
Shane C. Williams			$41,000			$—		—	—

(1)

The amounts shown in column (d) are estimates. Under the plan, if the company meets a net operating income goal of $16,900,000 in 2007, the named executive officers receive a non-equity incentive award. The award is based upon the named executive officer’s base salary times a predetermined percentage. The level of 2007 salary is estimated based upon the 2006 level, increased for an average increase used by the company in budgeting 2007 total salary levels. The predetermined percentages are as follows:

Name	Percentage
Lewis F. Mallory, Jr.	50%
Mark A. Abernathy	40%
Richard T. Haston	40%
John R. Davis	35%
Shane C. Williams	30%

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable (1)	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Lewis F. Mallory, Jr.	33,333	—	—	$20.75	6/12/2011	—	—	—	—
	33,333	—	—	$24.11	6/12/2012	—	—	—	—
	33,333	—	—	$25.18	4/29/2014	—	—	—	—
Mark A. Abernathy	13,333	—	—	$20.75	6/12/2011	—	—	—	—
	13,333	—	—	$24.11	6/12/2012	—	—	—	—
	13,333	—	—	$25.18	4/29/2014	—	—	—	—
Richard T. Haston	8,667	—	—	$20.75	6/12/2011	—	—	—	—
	8,667	—	—	$24.11	6/12/2012	—	—	—	—
	8,667	—	—	$25.18	4/29/2014	—	—	—	—
John R. Davis	4,667	—	—	$20.75	6/12/2011	—	—	—	—
	4,667	—	—	$24.11	6/12/2012	—	—	—	—
	4,667	—	—	$25.18	4/29/2014	—	—	—	—
Shane C. Williams	—	—	—	$—	—	—	—	—	—

(1)	These awards vested and were expensed in 2005.

Option Exercises and Stock Vested

The following table sets forth information regarding exercise of stock options and vesting of stock for each of the named executive officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Lewis F. Mallory, Jr.	—	$—	—	$—
Richard T. Haston	—	$—	—	$—
Mark A. Abernathy	—	$—	—	$—
John R. Davis	—	$—	—	$—
Shane C. Williams	—	$—	—	$—

Pension Benefits

The following table sets forth information regarding the company’s defined benefit pension plan for the named executive officers during 2006.

Pension Benefits Table
Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Lewis F. Mallory, Jr.	Defined Benefit Pension Plan	42	$1,468,629	$—
Chairman and Chief Executive Officer

Mark A. Abernathy	Defined Benefit Pension Plan	12	$140,900	$—
President and Chief Operating Officer

Richard T. Haston	Defined Benefit Pension Plan	10	$189,852	$—
Executive Vice President and Chief Financial Officer

John R. Davis	Defined Benefit Pension Plan	20	$139,568	$—
Vice President

Shane C. Williams	Defined Benefit Pension Plan	—	$—	$—
Vice President and Treasurer

(1)	The defined benefit pension plan was frozen to new participants on December 31, 2000; therefore, Mr. Williams is not a participant in the plan.

The foregoing table was prepared using the following assumptions:

Assumption	Basis for Assumption	12/31/2005	12/31/2006
Discount rate	As per SEC rules, discount rate used to measure pension liabilities under FASB Statement No. 87, “Employers’ Accounting for Pensions”	5.75%	5.75%
Rate of future salary increases	As per SEC rules, no salary projection	0.00%	0.00%
Form of payment	Pension Plan: normal form of payment	Ten year certain and life annuity	Ten year certain and life annuity
Date of retirement	As per SEC rules, use normal retirement age	65	65
Pre-retirement mortality and other decrements	As per SEC guidance, no pre-retirement decrements will be applied	None	None
Post-retirement mortality	Pension Plan: same assumption used to measure pension liabilities under FASB Statement No. 87, “Employers’ Accounting for Pensions”	Revenue Ruling 2001-62	Revenue Ruling 2001-62

Nonqualified Deferred Compensation

The following table sets forth information regarding the company’s indexed retirement plan that provides for the deferral of compensation for the named executive officers that is not tax-qualified. This plan is noncontributory and is funded by the earnings from bank owned life insurance policies in excess of the yield on one-year treasury securities. Benefit payments are not guaranteed because there may not be a positive spread between the insurance policies and yield on the treasury securities. Benefits are to be paid at the later of becoming 65 years of age or retirement from the company. The benefits on the plan will be the accrued balance at the beginning of the payout period paid equally over 15 years. Additionally the participant will receive the earnings that are now funding the accrual until death. This plan is designed to be revenue neutral for the company because before the participant receives any earnings from the plan the company receives the equivalent earnings based on the yield of one-year treasury securities.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
(a)	(b)	(c)	(d)	(e)	(e)
Lewis F. Mallory, Jr.	$—	$—	$22,447	$—	$287,675
Mark A. Abernathy	$—	$—	$10,906	$—	$131,314
Richard T. Haston	$—	$—	$11,845	$—	$190,845
John R. Davis	$—	$—	$943	$—	$13,929
Shane C. Williams	$—	$—	$—	$—	$—

(1)	The amounts shown in Column (d) are included in Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	Mr. Williams does not participate in the plan.

Employment Agreements, Termination of Employment and Change in Control Arrangements

The company is a party to an executive employment agreement with Mr. Mallory, which expires on May 31, 2008. The agreement provides that should the company, without cause, terminate Mr. Mallory, the company would pay all accrued salary and bonus to the date of termination and the executive’s base compensation payable until the Termination Date as defined in the agreement (determined without regard to the automatic renewal provision of the contract), but not less than 100% of such base compensation. If Mr. Mallory’s employment is terminated in connection with a change in control, he is entitled to a termination benefit equal to 2.99 times his base compensation in effect immediately prior to the change in control, accrued bonus to the date of termination, along with a continuation of medical insurance coverage for a period of three years. In addition, vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards to Mr. Mallory in the event employment is terminated in connection with a change in control.

The company has also entered into agreements with Messrs. Abernathy and Haston, each of which expires on May 31, 2008. These agreements provide that should the company, without cause, terminate Messrs. Abernathy and Haston, the company would pay all accrued salary and bonus to the date of termination and the executive’s base compensation payable until the Termination Date as defined in the agreements (determined without regard to the automatic renewal provision of the contract), but not less than 100% of such base compensation. Under these agreements, in the event employment is terminated in connection with a change in control, the company will pay an amount equal to two times the base compensation in effect immediately prior to the change in control, accrued bonus to the date of termination, along with a continuation of medical insurance coverage for a period of three years. In addition, vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards to Messrs. Abernathy and Haston in the event employment is terminated in connection with a change in control.

In addition to the change of control arrangements described above, under the company’s 2006 Long-Term Incentive Compensation Plan, in the event of a change of control of the company (as defined in that plan), all outstanding options, restricted stock and stock appreciation rights become immediately exercisable in full. In addition, in the event of a change of control, all performance shares or other performance-based awards shall be immediately payable based upon the extent, as determined by the compensation committee, to which the performance goals for the performance period then in progress have been met up through the date of the change in control or based on 100% of the value on the date of grant of the performance shares of other performance-based award, if such amount is higher. Mr. Davis and Mr. Williams have change in control agreements, effective December 31, 2006.

Lewis F. Mallory, Jr.

The following table shows the potential payments upon termination or a change of control of the company for Lewis F. Mallory, Jr.

Compensation Components	Change in Control	Voluntary Termination	Early Retirement	Death	Disability	Involuntary With Cause	Involuntary Without Cause
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Severance	$1,115,100	$—	$—	$—	$—	$—	$526,575
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	266,185	—	266,185	266,185	266,185	266,185	266,185
Retirement Benefits	2,229,902	—	2,229,901	1,686,217	2,229,902	2,229,902	2,249,080
Health Benefits	32,990	—	—	—		—

Total Benefit to Employee	$3,644,177	$—	$2,496,086	$1,952,402	$2,496,087	$2,496,087	$3,041,840

Severance	1,148,090	—	—	—	—	—	526,575
Gross-Up	456,029	—	—	—	—	—	—

Total Direct Cost to Company	$1,604,119	$—	$—	$—	$—	$—	$526,575

(a)	The amounts appearing in each table assume that the triggering event occurred as of December 31, 2006 and that the named executive elected to receive lump-sum payments on all benefit plans where that option is available. This option is available on all retirement plans except the indexed retirement plan.

(b)	In the event of a change in control, under his contract, Mr. Mallory receives a severance of 2.99 times his base salary and executive and dependent health care at the company’s cost for three years (balance shown above as health benefits). The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefit includes Mr. Mallory’s vested benefits in his 401(k) plan of $567,519, defined contribution pension plan of $45,573 and defined benefit pension plan of $1,615,460. Mr. Mallory’s employment contract requires the company to pay an amount to the executive such that, after the payment by the executive of all taxes on such amount, there remains a balance sufficient to pay such excise or penalty taxes.

(c)	Since the executive is eligible for early retirement, the benefits received under this section are not applicable.

(d)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $567,519, defined contribution pension plan of $45,573 and defined benefit pension plan of $1,615,460. The benefit computed for the defined benefit pension plan is reduced by one-fifteenth for each year that Mr. Mallory’s age is less than 65 (normal retirement age).

(e)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $567,519, defined contribution pension plan of $45,573, indexed retirement plan of $287,675 and the defined benefit pension plan of $784,100. The benefit computed for the defined benefit pension plan is computed as if Mr. Mallory retired, elected a 50% joint and survivor annuity, and then died the following day.

(f)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $567,519, defined contribution pension plan of $45,573 and defined benefit pension plan of $1,615,460. The benefit computed for the defined benefit pension plan is reduced by one-fifteenth for each year that Mr. Mallory’s age is less than 65 (normal retirement age).

(g)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $567,519, defined contribution pension plan of $45,573 and defined benefit pension plan $1,615,460. The benefit computed for the defined benefit pension plan is the amount Mr. Mallory would have received if he had retired immediately.

(h)

The total value of outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $567,519, defined contribution pension plan of $45,573, indexed retirement plan of $19,178 and defined benefit pension plan of $1,615,460. Under the indexed retirement plan, Mr. Mallory would have received one-fifteenth of the vested balance in his account. The benefit computed for the defined benefit pension plan is the amount Mr. Mallory would have received if he had retired immediately. If Mr. Mallory’s employment is terminated without cause, he is to be paid his base compensation until the end of the term of the contract, which at December 31, 2006, would be May 31, 2008. This amount is shown as severance.

Mark A. Abernathy

The following table shows the potential payments upon termination or a change of control of the company for Mark A. Abernathy.

Compensation Components	Change in Control	Voluntary Termination	Early Retirement	Death	Disability	Involuntary With Cause	Involuntary Without Cause
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Severance	$462,000	$—	$—	$—	$—	$—	$327,250
Intrinsic Value of Accelerated Equity	—	—	—	—		—	—
Total Value of Outstanding Equity	82,343	82,343	82,343	82,343	82,343	82,343	82,343
Retirement Benefits	422,681	431,429	246,325	465,585	425,681	422,681	431,429
Health Benefits	26,242	—	—	—	—	—	—

Total Benefit to Employee	$993,266	$513,772	$328,668	$547,928	$508,024	$505,024	$841,022

Severance	$488,242	$—	$—	$—	$—	$—	$327,250
Gross-Up	—	—	—	—	—	—	—

Total Direct Cost to Company	$488,242	$—	$—	$—	$—	$—	$327,250

(a)	The amounts appearing in each table assume that the triggering event occurred as of December 31, 2006 and that the named executive elected to receive lump-sum payments on all benefit plans where that option is available. This option is available on all retirement plans except the indexed retirement plan.

(b)	In the event of a change in control, under his contract, Mr. Abernathy receives a severance of two times his base salary and executive and dependent health care at the company’s cost for three years (balance shown above as health benefits). The total value of outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefit includes Mr. Abernathy’s vested benefits in his 401(k) plan of $201,575, defined contribution pension plan of $44,750 and defined benefit pension plan of $176,356. Mr. Abernathy’s employment contract requires the company to pay an amount to the executive such that, after the payment by the executive of all taxes on such amount, there remains a balance sufficient to pay such excise or penalty taxes.

(c)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $201,575, defined contribution pension plan of $44,750, defined benefit pension plan of $176,356 and one-fifteenth of the vested balance in the indexed retirement plan of $8,748. Under the indexed retirement plan, the participant is eligible to receive the accrued balance if he does not compete with the company within a 75 mile radius. Upon termination, the participant in the defined benefit pension plan is eligible to receive the benefit payable immediately, actuarially reduced for early commencement.

(d)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $201,575, defined contribution pension plan of $44,750. Since Mr. Abernathy is not eligible for early retirement, there would be no benefit under the defined benefit pension plan.

(e)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $201,575, defined contribution pension plan of $44,750, indexed retirement plan of $131,220 and the defined benefit pension plan of $88,040. The benefit computed for the defined benefit pension plan is computed as if Mr. Abernathy had retired at the earliest retirement age, assuming no further service accruals, elected a 50% joint and survivor annuity, and then died the following day. The earliest retirement age for the participant, assuming no further service accruals, is age 55.

(f)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $201,575, defined contribution pension plan of $44,750 and defined benefit pension plan of $179,858. The benefit computed for the defined benefit pension plan is reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next five years that Mr. Abernathy’s age on December 31, 2006 is less than age 65 (normal retirement age) and further actuarially from age 55.

(g)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) plan of $201,575, defined contribution pension plan of $44,750 and defined benefit pension plan of $176,356. The benefit computed for the defined benefit pension plan is the same amount as if Mr. Abernathy had retired immediately from the plan.

(h)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) plan of $201,575, defined contribution pension plan of $44,750, indexed retirement plan of $8,748 and the defined benefit pension plan of $176,356. Under the indexed retirement plan, Mr. Abernathy would have received one-fifteenth of the vested balance in his account. The benefit computed for the defined benefit pension plan would be the same amount Mr. Abernathy would have received if he had retired immediately from the plan. If Mr. Abernathy’s employment is terminated without cause, he is to be paid his base compensation until the end of the contract, which at December 31, 2006, would be May 31, 2008. This amount is shown as severance.

Richard T. Haston

The following table shows the potential payments upon termination or a change of control of the company for Richard T. Haston.

Compensation Components	Change in Control	Voluntary Termination	Early Retirement	Death	Disability	Involuntary With Cause	Involuntary Without Cause
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Severance	$357,800	$—	$—	$—	$—	$—	$253,442
Intrinsic Value of Accelerated Equity	—	—	—	—	$—	—	—
Total Value of Outstanding Equity	—	—	—	—	$—	—	—
Retirement Benefits	447,806	—	447,806	529,712	447,806	447,806	460,529
Health Benefits	30,741	—	—	—	—	—

Total Benefit to Employee	$836,347	$—	$447,806	$529,712	$447,806	$447,806	$713,971

Severance	$388,541	$—	$—	$—	$—	$—	$253,442
Gross-Up	—	—	—	—	$—	—	—

Total Direct Cost to Company	$388,541	$—	$—	$—	$—	$—	$253,442

(a)	The amounts appearing in each table assume that the triggering event occurred as of December 31, 2006 and that the named executive elected to receive lump-sum payments on all benefit plans where that option is available. This option is available on all retirement plans except the indexed retirement plan.

(b)	In the event of a change in control, under his contract, Mr. Haston receives a severance of two times his base salary and executive and dependent health care at the company’s cost for three years (balance shown above as health benefits). The retirement benefit includes Mr. Haston’s vested benefits in his 401(k) plan of $200,343, defined contribution pension plan of $35,004 and defined benefit pension plan of $212,459. From the defined benefit pension plan, the participant would receive the same benefit amount as if he had retired immediately from the plan. Mr. Haston’s employment contract requires the company to pay an amount to the executive such that, after the payment by the executive of all taxes on such amount, there remains a balance sufficient to pay such excise or penalty taxes.

(c)	Since the executive is eligible for early retirement, the benefits received under this section are not applicable.

(d)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $200,343, defined contribution pension plan of $ 35,004, and defined benefit pension plan of $212,459. The amount computed for the defined benefit pension plan is reduced by one-fifteenth for each year that Mr. Haston’s age is less than 65 (normal retirement age).

(e)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) of $200,343, defined contribution pension plan of $35,004, indexed retirement plan of $190,845 and the defined benefit pension plan of $103,520. The benefit computed for the defined benefit pension plan is computed as if Mr. Haston retired, elected a 50% joint and survivor annuity, and then died the following day.

(f)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $200,343, defined contribution pension plan of $35,004 and defined benefit pension plan of $212,459. The amount computed for the defined benefit pension plan is reduced by one-fifteenth for each year that Mr. Haston’s age is less than 65 (normal retirement age).

(g)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $200,343, defined contribution pension plan of $35,004, and defined benefit pension plan of $212,459. The amount computed for the defined benefit pension plan would have been the same benefit as if Mr. Haston had retired immediately from the plan.

(h)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) plan of $200,343, defined contribution pension plan of $35,004, indexed retirement plan of $12,723 and the defined benefit pension plan of $212,459. Under the indexed retirement plan, Mr. Haston would have received one-fifteenth of the vested balance in his account. The benefit computed for the defined benefit pension plan is the amount Mr. Haston would have received if he had retired immediately. If Mr. Haston’s employment is terminated without cause, he is to be paid his base compensation until the end of the contract, which at December 31, 2006, would be May 31, 2008. This amount is shown as severance.

John R. Davis

The following table shows the potential payments upon termination or a change of control of the company for John R. Davis.

Compensation Components	Change in Control	Voluntary Termination	Early Retirement	Death	Disability	Involuntary With Cause	Involuntary Without Cause
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Severance	$129,865	$—	$—	$—	$—	$—	$—
Intrinsic Value of Accelerated Equity	—	—	—	—	$—	—	—
Total Value of Outstanding Equity	—	—	—	—		—	—
Retirement Benefits	416,368	417,297	248,942	346,402	419,390	416,368	417,297
Health Benefits	12,496	—	—	—	—	—

Total Benefit to Employee	$558,729	$417,297	$248,942	$346,402	$419,390	$416,368	$417,297

Severance	$142,361	$—	$—	$—	$—	$—	$—
Gross-Up	—	—	—	—	—	—	—

Total Direct Cost to Company	$142,361	$—	$—	$—	$—	$—	$—

(a)	The amounts appearing in each table assume that the triggering event occurred as December 31, 2006 and that the named executive elected to receive lump-sum payments on all benefit plans where that option is available. This option is available on all retirement plans except the indexed retirement plan.

(b)	In the event of a change in control, under his contract, Mr. Davis receives a severance of one times his base salary and the cost of one year’s health care under the company’s group medical cost (balance shown above as health benefits). The retirement benefit includes Mr. Davis’s vested benefits in his 401(k) plan of $224,712, defined contribution pension plan of $24,230 and defined benefit pension plan of $167,426. From the defined benefit pension plan, the participant would receive the same benefit amount as if he had terminated from the plan.

(c)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $224,712, defined contribution pension plan of $24,230, defined benefit pension plan $167,426 and one-fifteenth of the vested balance in the indexed retirement plan of $929. Under the indexed retirement plan, the participant is eligible to receive the accrued balance if he does not compete with the company within a 75 mile radius. Upon termination, the participant in the defined benefit pension plan is eligible to receive the benefit payable immediately, actuarially reduced for early commencement.

(d)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $224,712 and defined contribution pension plan of $24,230. Since Mr. Davis is not eligible for early retirement, there would be no benefit under the defined benefit pension plan.

(e)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $224,712, defined contribution pension plan of $24,230, indexed retirement plan of $13,929 and the defined benefit pension plan of $83,531. The benefit computed for the defined benefit pension plan is computed as if Mr. Davis retired, elected a 50% joint and survivor annuity, and then died the following day.

(f)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $224,712, defined contribution pension plan of $24,230 and defined benefit pension plan of $170,448. The amount computed for the defined benefit pension plan is reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next five years that Mr. Davis’s age is less than 65 (normal retirement age).

(g)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) plan of $224,712, defined contribution pension plan of $24,230, and defined benefit pension plan of $167,426. The amount computed for the defined benefit pension plan would have been the same benefit as if Mr. Davis had retired immediately from the plan.

(h)	The retirement benefits includes Mr. Davis’s vested benefits in his 401(k) plan of $224,712, defined contribution pension plan of $24,230, indexed retirement plan of $929 and the defined benefit pension plan of $167,426. Under the indexed retirement plan, Mr. Davis would have received one-fifteenth of the vested balance in his account. The benefit computed for the defined benefit pension plan is the amount Mr. Davis would have received if he had retired immediately.

Shane C. Williams

The following table shows the potential payments upon termination or a change of control of the company for Shane C. Williams.

Compensation Components	Change in Control	Voluntary Termination	Retirement	Death	Disability	Involuntary With Cause	Involuntary Without Cause
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Severance	$134,300	$—	$—	$—	$—	$—	$—
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	—	—	—	—	—	—	—
Retirement Benefits	7,477	7,477	7,477	7,477	7,477	7,477	7,477
Health Benefits	10,247	—	—	—	—	—	—

Total Benefit to Employee	$152,024	$7,477	$7,477	$7,477	$7,477	$7,477	$7,477

Severance	$144,547	$—	$—	$—	$—	$—	$—
Gross-Up	—	—	—	—	—	—	—

Total Direct Cost to Company	$144,547	$—	$—	$—	$—	$—	$—

(a)	The amounts appearing in each table assume that the triggering event occurred as of December 31, 2006 and that the named executive elected to receive lump-sum payments on all benefit plans where that option is available.

(b)	In the event of a change in control, under his contract, Mr. Williams receives a severance of one times his base salary and the cost of one year’s health care under the company’s group medical cost (balance shown above as health benefits). The retirement benefits are Mr. Williams’ vested benefits in his 401(k) plan of $7,477.

(c) (d) (e) (f) (g) (h)	The retirement benefits are Mr. Williams’ vested benefits in his 401(k) plan of $7,477.

COMPENSATION COMMITTEE REPORT

Six non-employee directors serve on the board’s compensation committee. Among other duties, the committee administers the company’s executive compensation programs and recommends to the board the salary and bonus for the chief executive and other executive officers. The committee met two times during 2006.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the compensation committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors,

J. Nutie Dowdle, Chairman Robert L. Calvert, III	James D. Graham Dan R. Lee	Allen B. Puckett, III H. Stokes Smith

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the compensation committee are set forth above. There were no committee interlocks or insider participation in compensation decisions in 2006.

AUDIT COMMITTEE REPORT

The audit committee supervises the company’s internal audit function and general auditor, directs an examination of the company’s books and records at least annually and reviews regulatory examination reports, including internal audit reports and audit reports issued by the company’s independent auditors. The audit committee held six meetings during 2006. Each member of the audit committee is an “independent director” as defined in Section 121(A) of the NASDAQ’s Listing Standards and in Section 10A of the Securities Exchange Act of 1934, as amended. Mr. Dan R. Lee is an audit committee financial expert. The audit committee operates under a written charter that was adopted by the board of directors. A copy of the charter can be viewed on the company’s web site at www.cadencebanking.com under the “Investor Relations” section. As required by Section 10A of the Securities Exchange Act of 1934, the audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the external auditor, T. E. Lott and Company. As a result, the external auditor reports directly to the audit committee, and the audit committee has the ultimate authority to approve the terms of all audit engagements.

The audit committee has reviewed and discussed the audited financial statements with management and T. E. Lott & Company. The discussions with T. E. Lott & Company included the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the audit committee received the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with representatives of T. E. Lott & Company the independence of the auditor.

Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee of the Board of Directors,

Robert A. Cunningham, Chairman	James D. Graham
David Byars	Dan R. Lee
Robert S. Caldwell, Jr.	H. Stokes Smith

Independent Public Accountants

The company’s consolidated financial statements for the year ended December 31, 2006, were audited by the firm of T. E. Lott & Company. T. E. Lott & Company has also been appointed to audit the company’s financial statements for 2007. A representative of the firm is expected to be present at the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The fees billed for services rendered by T. E. Lott & Company for the fiscal year 2006 were as follows:

•

Audit Fees – Aggregate fees for professional services rendered by T. E. Lott & Company in connection with the audit of Cadence Financial Corporation’s consolidated financial statements and internal controls over financial reporting, for reviews of the financial information in the company’s quarterly reports on Form 10-Q, and consents included in SEC filings were approximately $309,795 in 2006 and $224,938 in 2005.

•

Audit Related Fees – Aggregate fees for services rendered by T. E. Lott & Company for audit related services, which included employee benefit plan audits, regulatory examinations, acquisition consultations, regulatory filings, and consultations concerning accounting and financial reporting standards were approximately $49,489 in 2006 and $42,483 in 2005.

•

Tax Fees – Aggregate fees for services rendered by T. E. Lott & Company for preparation of income and other tax returns, tax advice and tax planning were approximately $41,794 in 2006 and $35,557 in 2005.

•	All Other Fees – There were no other fees for services provided by T. E. Lott & Company other than those set forth above.

All of the services listed above were pre-approved by the audit committee. The committee has considered the compatibility of the performance of these non-audit services with maintaining T. E. Lott & Company’s independence.

In connection with the engagement of the independent auditor, the audit committee’s pre-approval process of specific services and fees includes a review of specific services to be performed based on the four categories of services outlined above, a review of fees incurred for such services in the past, a review of expected fees to be incurred, a comparison of fees for similar services, and the establishment of pre-approval limits. The term of any pre-approval is twelve months from the date of the pre-approval, unless the audit committee specifically provides for a more definitive period. The audit committee must separately approve fees for any services that will exceed the pre-approval limits. During the year, circumstances may also arise when it becomes necessary to engage the independent auditor for additional services not contemplated by the original pre-approval engagement. In those instances, the audit committee requires separate pre-approval before engaging the independent auditor for such services. In this regard, the audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next meeting. The audit committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND INDEBTEDNESS

During the fiscal year 2006, the law firm of Gholson, Hicks and Nichols provided legal services to the company and its subsidiaries. Hunter Gholson, a director of the company, is associated with Gholson, Hicks and Nichols, a professional association. Gholson, Hicks, and Nichols received a total of $36,178 in legal fees from the company during the fiscal year 2006.

Certain directors and officers of the company, businesses with which they are associated, and members of their immediate families are customers of the subsidiary bank and had transactions with the bank in the ordinary course of its business during the year ended December 31, 2006. As of December 31, 2006, the aggregate principal amount of indebtedness (including unfunded commitments) owed to the bank by these related parties was $28,246,783. This indebtedness comprised approximately 2.31% of the total currently outstanding loans as of December 31, 2006. In the opinion of the board, such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Under Section 402 of the Sarbanes-Oxley Act of 2002, loans to executive officers are generally prohibited. However, the law exempts any loan made or maintained by an insured depository institution if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act. All loans to executive officers made by the company’s subsidiary bank are subject to the above referenced section of the Federal Reserve Act. All such loans are included in the total of related party transactions discussed in the preceding paragraph.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors, executive officers, and any person beneficially owning more than 10% of the company’s common stock to file reports of securities ownership and changes in that ownership with the Securities Exchange Commission. Officers, directors and greater than 10% shareholders also are required to furnish the company with copies of all Section 16(a) forms that they file. Based solely upon a review of the copies of the forms filed during 2006 and to the date of this proxy, the company believes that its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except David Byars who filed late Forms 4 for the transfer of 1,932 shares into the names of his children who were no longer minors and a late Form 4 on October 31, 2006 for 1,000 shares purchased on October 27, 2006; Robert A Cunningham who filed a late Form 4 for the transfer of 1,338 shares from a trust that he had voting and investment authority over to the beneficiaries of the trust; J. Nutie Dowdle who filed a late Form 4 on November 13, 2006 for 5,000 shares of stock purchased on November 10, 2006 and James C. Galloway, Jr. who filed a late Form 4 for 326 shares received as a result of the acquisition of SunCoast Bancorp, Inc. by Cadence Financial Corporation in August 2006.

OTHER MATTERS

Management of the company is not aware of any other matters to be brought before the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

PROPOSALS OF SHAREHOLDERS

At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. The board of directors may also submit other matters to the shareholders for action at the annual meeting. Shareholders of the company may also submit proposals for inclusion in the proxy materials. Proposals of shareholders intended to be presented at the 2008 annual meeting of shareholders must be received by Lewis F. Mallory, Jr., Chairman of the Board and Chief Executive Officer of the company, at 301 East Main Street, Starkville, Mississippi 39759, no later than Friday, January 18, 2008, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2008 annual meeting. Nominees to be proposed for election as directors must be delivered in accordance with the company’s bylaws and received by Hunter M. Gholson, Corporate Secretary, at 301 East Main Street, Starkville, Mississippi 39759, no later than Monday, February 18, 2008, in order for such nominations to be considered duly nominated.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon the written request of any record holder or beneficial owner of the shares entitled to vote at the annual meeting, the company, without charge, will provide a copy of its annual report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on March 14, 2007. Requests should be mailed to Richard T. Haston, Executive Vice President and Chief Financial Officer, at P.O. Box 1187, Starkville, Mississippi, 39760.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ LEWIS F. MALLORY, JR.
Lewis F. Mallory, Jr. Chairman and Chief Executive Officer

Starkville, Mississippi

April 4, 2007

000004		000000000.000000 ext 000000000.000000 ext
MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext 000000000.000000 ext
ADD 1
ADD 2		Electronic Voting Instructions
ADD 3		You can vote by Internet or telephone!
ADD 4		Available 24 hours a day, 7 days a week!
ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2007.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone

•       Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	01 - Mark A. Abernathy	02 - David Byars	03 - Robert S. Caldwell, Jr.	04 - Robert L. Calvert, III
	05 - Robert A. Cunningham	06 - J. Nutie Dowdle	07 - Gregory M. Duckett	08 - H. R. Foxworthy
	09 - James C. Galloway, Jr.	10 - Hunter M. Gholson	11 - James D. Graham	12 - Clifton S. Hunt
	13 - Dan R. Lee	14 - Lewis F. Mallory, Jr.	15 - Allen B. Puckett, III	16 - H. Stokes Smith
17 - Sammy J. Smith

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01	02	03	04	05	06	07	08	09
		☐	☐	☐	☐	☐	☐	☐	☐	☐

		10	11	12	13	14	15	16	17
		☐	☐	☐	☐	☐	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. When shares are held by joint holders, both must sign. When signing as attorney, trustee, administrator, guardian or corporate officer, please provide your FULL title. If partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — CADENCE FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2007

The undersigned hereby appoints Robert L. Calvert, III, Robert A. Cunningham, Allen B. Puckett, III and Sammy J. Smith, or any one of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of Cadence Financial Corporation held of record by the undersigned on March 26, 2007 at the Annual Meeting of Shareholders of Cadence Financial Corporation on May 8, 2007, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)